UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES

EXCHANGE ACT OF 1934

VAPE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0436540
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

21822 Lassen St., Suite A
Chatsworth, CA	91311
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-163290 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.00001 per share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Capital Stock

Vape Holdings, Inc.’s (referred to as “we,” “us,” and “our”) authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”).

Common Stock

Holders of Common Stock are entitled to one vote per share, whether represented in person or by proxy, on matters submitted to a vote of our stockholders. At all elections of directors, each holder of Common Stock is entitled to one non-cumulative vote per share. The holders of a majority of the shares of Common Stock entitled to vote at a stockholders’ meeting, present in person or by proxy, shall constitute a quorum at all stockholders’ meetings for the transaction of business, except as provided by statute, the Articles of Incorporation, or the Amended and Restated Bylaws. The stockholders present at a duly called meeting at which a quorum is present may transact business if any action is approved by a majority of the shares that constitute a quorum.

Subject to applicable state and federal law, dividends may be declared and paid out of any funds available therefore, as often, in such amount, and at such time or times as our board of directors may determine.

Holders of Common Stock are not entitled to preemptive, subscription, or conversion rights. There are no redemption or sinking fund provisions applicable to Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs.

The board of directors has the power to amend our bylaws. Our Amended and Restated Bylaws govern, among other things, the number of directors to serve on the board and dividend rights.

Neither our Articles of Incorporation nor our Amended and Restated Bylaws contain provisions that would delay, defer, or prevent a change in control of our company, and that would operate only with respect to an extraordinary corporate transaction involving our company, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets, or liquidation.

Item 2. Exhibits.

The following exhibits are filed as a part of the registration statement:

3.1	Certificate of Incorporation, along with Certificates of Amendment.

3.2	Amended and Restated Bylaws (incorporated by reference from our Form S-1 Registration Statement, filed on November 23, 2009).

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SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VAPE HOLDINGS, INC.

Dated: December 2, 2014	By:	/s/ Kyle Tracey
Kyle Tracey
Duly Authorized Officer, Chief Executive Officer

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